EXHIBIT 10.1

SEPARATION, TRANSITION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION, TRANSITION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the last date on the signature page hereto by and between Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), and Liz Homans (“you”) (together, the “Parties”).

R E C I T A L S

WHEREAS, you are employed by the Company in the position of Chief Executive Officer (“CEO”), pursuant to that certain amended offer letter between you and the Company, dated July 23, 2020 (the “Offer Letter”); and

WHEREAS, the Parties now wish to terminate the Offer Letter and their employment relationship, effective as of December 15, 2022.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. TERMINATION OF EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company as CEO shall terminate on December 15, 2022 (the “Separation Date”), and you agree to resign from all other roles, titles and positions with the Company and its Affiliates as of the Separation Date, including resigning from the Company’s board of directors (the “Board”) and from any board of directors of, or officer positions at, any Affiliates. For purposes of this Agreement, “Affiliate” of any particular entity or person means any other entity or person controlling, controlled by or under common control with such particular entity or person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity or person whether through the ownership of voting securities, contract or otherwise. Any entity or person with beneficial ownership of more than 20% of the voting power of another entity or person shall be deemed to be an Affiliate of such entity or person.

2. TRANSITION PERIOD. Upon the Company’s request, you shall provide up to twenty (20) hours per month of advisory and transition services as an independent contractor to the Company during the period (the “Transition Period”) starting on the Separation Date until the earlier of (i) June 15, 2024 and (ii) the date that the Company terminates your engagement for Cause (each of (i) and (ii), the “End Date”). As an independent contractor during the Transition Period, you will have the right of sole control of the manner and means and methods of performing the services under this Agreement, provided, however, that you shall accept any reasonable directions issued by the Company pertaining to the Company’s operations. While providing any such advisory and transition services to the Company during the Transition Period, you agree to (i) act in the best interests of the Company and devote sufficient business time, attention, skill and energy to the business and affairs of the Company and (ii) use your reasonable best efforts to promote the success of the Company. As compensation for services, you provide during the Transition Period, the Company shall pay you an hourly fee of $600.

a.

For purposes of this Agreement, “Cause” for termination will mean any one or more of the following: (a) you are indicted for, convicted of, or plead guilty or nolo contendere to, a felony or crime involving moral turpitude; (b) you engage in conduct that constitutes willful gross negligence, willful misconduct, and, if curable, such breach remains uncured following fifteen (15) days prior written notice given by the Company to you specifying such conduct; (c) you breach any material covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen (15) days’ prior written notice specifying such breach given by the Company to you; (d) your material violation of federal law or state law that the Board reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (e) your act of fraud or dishonesty in the performance of your job duties. You shall receive your full Separation Benefits under this Agreement, regardless of whether the Company requests any advisory or transition services, unless this Agreement is terminated for Cause, as defined herein, by the Company.

3. SEPARATION BENEFITS.

a.

On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

b.

Provided that you timely execute this Agreement on or after the Separation Date and do not timely revoke the general release of claims set out in Section (4) below, you shall be entitled to receive the following payments and benefits in connection with your separation from employment with the Company:

i.

The amount of $900,000, less applicable payroll withholdings and deductions, which constitutes the equivalent of eighteen (18) months of your annual base salary in effect as of the Separation Date, shall be paid through the Company’s normally scheduled payroll, beginning with the first payroll period following the sixtieth (60th) day after the Separation Date;

ii.	The amount of $360,000, less applicable payroll withholdings and deductions, which constitutes 100% of your annual target bonus for 2022, which shall be paid on or before March 15, 2023;

iii.

Any Company stock options granted to you that are outstanding as of the Separation Date (the “Stock Options”) shall continue to be exercisable and vest (as applicable) until the End Date and your Stock Options that are currently, or become, vested will be exercisable until the End Date (or a Change in Control, as defined in the Offer Letter, if earlier). In the event of a Change in Control before the End Date the vesting of your then unvested Stock Options will be accelerated. Your vested Stock Options shall continue to be governed in all respects by the governing plan documents and agreements. All equity awards shall terminate on the earlier of the End Date or a Change in Control; and

iv.

Provided that you timely elect continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act of 1986, as amended (“COBRA”), the Company will reimburse you for COBRA premiums for you and your eligible dependents for a period beginning on the first day of the month following the Separation Date and ending on the earliest of (A) the eighteen (18) month anniversary of the Separation Date, (B) the date upon which you (or, as to coverage for an eligible dependent, such dependent) becomes covered under similar plans and (C) the date upon which you cease to be eligible for coverage under COBRA; and

v.

Payment of your reasonable attorneys’ fees in connection with the negotiation of this Agreement, up to a maximum of $25,000, to be paid directly to Bergeson LLP upon receipt of an invoice from the firm in respect of services rendered in this matter.

4. RELEASE AND WAIVER.

a.

In exchange for the consideration described in Section (3) of this Agreement, you hereby forever release and discharge the Company and its parents, Affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and stockholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that you had, now have, or may hereafter claim to have against the Company Released Parties arising out of, or relating in any way to, your employment with, or separation from, the Company, or otherwise relating to any of the Company Released Parties from the beginning of time to the date you execute this Agreement. Your release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Fair Credit Reporting Act, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended and California Labor Code et seq.; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising from a breach by the Company of this Agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid and undisputed earned wages, workers’ compensation benefits, unemployment benefits and any claims for indemnification pursuant to the Company’s bylaws, any applicable indemnification agreement, or applicable statutory or common law.

b.

For the purpose of implementing a full and complete release, you understand and agree that this Agreement is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Company Released Parties and this Agreement extinguishes those claims. Accordingly, you expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

c.

This Agreement shall not prevent you from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Occupational Safety and Health Administration (or similar state or local agency), or from voluntarily communicating with, or participating in any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self-regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self-regulatory organization, in each case without notice to the Company or any other Company Released Party. Further, this Agreement shall not prevent you from disclosing any information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

5. CONSULTATION WITH ATTORNEY/VOLUNTARY AGREEMENT. You acknowledge that (a) the Company has advised you of your right to consult with an attorney of your own choosing, to the extent you wish to do so, prior to executing this Agreement, (b) you have carefully read and fully understand all of the provisions of this Agreement, (c) you are entering into this Agreement, including the releases set forth in this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration that is in addition to any consideration you would otherwise be entitled to receive, (d) the release in this Agreement applies to and covers all claims against the Company and the other Company Released Parties, including those under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and its implementing regulations whether or not you know or suspect them to exist at the present time and (e) this release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the Parties.

6. CONSIDERATION AND REVOCATION PERIODS.

a.

You acknowledge that you have been given at least twenty-one (21) calendar days to consider the terms of this Agreement, although you may sign it sooner. You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original twenty-one (21) calendar day consideration period, which began to run on the date when the Company provided this Agreement to you.

b.

You have seven (7) calendar days from the date on which you sign this Agreement to revoke your consent to the terms of this Agreement. Such revocation must be in accordance with the notices provisions in Section (19) of this Agreement. Notice of such revocation must be received by the Company within the seven (7) calendar days referenced above.

c.	In the event of such revocation by you, this Agreement shall be null and void in its entirety and neither you nor the Company shall have any rights or obligations under this Agreement.

d.

Provided that you do not revoke this Agreement pursuant to Section (6(b)) above, this Agreement shall become effective on the eighth (8th) calendar day after the date on which you sign it (the “Effective Date”).

7. CONFLICTS OF INTEREST. You agree that while you are providing any advisory or transition services to the Company during the Transition Period, you shall not also simultaneously provide services to, or be engaged or employed by any person or entity, which would place you in a material conflict of interest with the Company. You agree to advise the Company if any advisory or transition services requested by the Company pursuant to this Agreement would result in a material conflict of interest or the appearance of a conflict of interest with your other employment, consulting or Board activities. In such an event, the parties agree to in good faith resolve any such conflict or appearance of conflict.

8. CONTINUING OBLIGATIONS AND COVENANTS.

a.

To the fullest extent permitted by law and subject to the permitted disclosures above in Section (4(c)) and otherwise provided for herein, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Company Released Parties, which is based in whole or in part on any matter released by this Agreement.

i.

Nothing in this Agreement shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

ii.

Nothing in this Agreement shall prohibit or impair the Parties from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.

iii.

Nothing in this Agreement shall prevent you from disclosing any information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

b.

You hereby acknowledge that you are bound by that certain Employee Invention Assignment and Confidentiality Agreement dated September 17, 2018 that you signed upon commencement of your employment with the Company (the “Confidentiality Agreement”) and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.

c.	You agree that:

i.

During the Transition Period, you will not, directly or indirectly, solicit away any employees or consultants of the Company for your own benefit or for the benefit of any other person or entity, nor will you encourage or assist others to do so; or

ii.

You will not at any time, directly or indirectly, use the Company’s trade secrets to (A) solicit away any existing customer, vendor, supplier, licensor, lessor or lessee, joint venturer, consultant, agent or business partner of the Company, or encourage or assist others to do so, (B) solicit or encourage any customer, vendor, supplier, licensor, lessor or lessee, joint venturer, consultant, agent or business partner of the Company to cease doing business, or reduce the amount of business such party does, with the Company, or (C) interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between the Company and any third party (including any of its customers, vendors, suppliers, licensors, lessors or lessees, joint venturers, consultants, agents and partners).

d.

The Parties will collaborate on mutually agreed upon standard language for written and oral public communications (including, without limitation, press releases and public filings) related to the termination of your employment (which the Parties will characterize as a voluntary resignation) and any material changes to the agreed-upon language will require the consent of both Parties prior to release. Notwithstanding the foregoing and subject to the permitted disclosures above in Section (4(c)) and otherwise provided for herein, you agree that you will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, or any of its present or former officers, directors or employees. The Company agrees, subject to the permitted disclosures above in Section (4(c)), as applicable, to instruct its directors and officers not to make, directly or indirectly, any oral or written public statements that are disparaging of you.

e.

You agree that, no later than five (5) business days before the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

f.

Notwithstanding any other provision in this Agreement, it will not be a breach of the confidentiality or non-disparagement provisions contained in this Agreement for either Party to give truthful testimony and evidence, or otherwise defend itself, in response to a subpoena or other process of law or in connection with any court or arbitration proceeding or for either Party to exercise protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

9. COOPERATION. Subject to and in accordance with Section (11), you agree that you will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable securities laws, and in connection with any litigation or other proceedings in which the Company or any of its Affiliates may from time to time be involved and which is related or otherwise relevant to your service to the Company or its Affiliates.

10. RETURN OF COMPANY PROPERTY. Within five (5) business days following the Separation Date, or on such earlier date as requested by the Company, you shall return to the Company (i) all books, records, lists and other written, typed, printed or recorded materials (in any medium) that contain any Confidential Information and (ii) all physical property of the Company, including, but not limited to, devices, credit cards, cardkey passes, door and file keys, computer access codes, flash drives or disks and instructional manuals, and any computer, tablet or mobile phone. At the request of the Company, you shall certify to the Company that you have used your best efforts to comply with the foregoing. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

11. NO VOLUNTARY ADVERSE ACTION; AND COOPERATION. You agree that, unless compelled to do so by a court, arbitration panel or government entity, you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to cooperate with the

Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available for a mutually agreed upon hourly fee not to exceed your hourly rate of pay based on your base salary as of immediately prior to the Separation Date for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

12. REPRESENTATIONS AND ACKNOWLEDGMENTS. You make the following representations and acknowledgments, each of which is an important consideration to the Company’s willingness to enter into this Agreement:

a.

You represent and acknowledge that you have properly been paid for all hours worked for the Company and neither the Company nor any other Company Released Party owes you any wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation, benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

b.

You acknowledge that the Company is not entering into this Agreement because it believes that you have any cognizable legal claim against any of the Company Released Parties. If you elect not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that any of the Company Released Parties believed that you were treated unlawfully in any respect.

c.	You acknowledge that you have not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency.

13. DEFEND TRADE SECRETS ACT. You are hereby provided notice that under the Defend Trade Secrets Act of 2016 (“DTSA”): (a) no individual will be held criminally or civilly liable under federal or state trade secrets law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to such individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, it shall not be a violation of this Agreement for you to (i) provide testimony or access to confidential information in response to a valid subpoena, court order, regulatory request, or other legal process; provided, however, before making any such disclosure, other than to any governmental agency or regulatory authority or any self-regulatory organization, you shall (unless legally prohibited from doing so) give the Company written notice of your intended disclosure and afford the Company a reasonable opportunity to protect the Company’s interests, or (ii) participate in any investigation or proceeding that may be conducted by any governmental agency or regulatory authority or any self-regulatory organization.

14. CODE SECTION 409A COMPLIANCE. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and becomes payable by reason of your termination of employment will be made to you unless your termination of employment constitutes a “separation from service” (as the term is defined in Treasury Regulations issued under Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to you, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and your right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

15. ARBITRATION AND GOVERNING LAW.

a. For the avoidance of doubt, the agreement to submit to mandatory binding arbitration contained in Section 8 of the Offer Letter between you and the Company (the “Arbitration Agreement”), shall remain in full force and effect.

b. This Agreement as well as any disputes and claims to be arbitrated under the Arbitration Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.

16. SUCCESSORS AND ASSIGNS. You agree that this Agreement (in whole or in part) will be binding upon, and pass to the benefit of, the successors and assigns of the Company. You may not assign this agreement in whole or in part. Any purported assignment by you shall be null and void from the initial date of the purported assignment.

17. AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of both Parties.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

19. NOTICES. All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Lyell Immunopharma, Inc.

400 East Jaime Court, Ste 301

South San Francisco, CA 94080

Attention: General Counsel

If to you:

Liz Homans

20. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the Parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

21. ENTIRE AGREEMENT. Except as otherwise provided herein, and except for the Confidentiality Agreement and the Arbitration Agreement, this Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. Where there is a conflict in terms between the Offer letter, the Confidentiality Agreement and this Agreement, this Agreement shall control. For clarity, the Parties acknowledge and agree that except as otherwise provided on the terms of the documents, you shall have no post-employment termination rights under, and shall not be entitled to any post-employment termination benefits following the Separation Date under or otherwise pursuant to: the Offer Letter; any Company bonus plan; the Company’s health plans, including medical, dental and vision insurance plans other than pursuant to timely elected continuation coverage under COBRA; the Company’s 401(k) Plan; the Company’s insurance plans; any Company flexible spending account; and any and all other plans, policies, programs, agreements and arrangements provided for by the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

LYELL IMMUNOPHARMA, INC.		/s/ Liz Homans
Liz Homans
By:	/s/ Rick Klausner
Name: Title:	Rick Klausner M.D. Founder and Board Chair

Date:	December 15, 2022	Date: December 15, 2022
(No earlier than the Separation Date)